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                                                             SEC FILE NUMBER
                                                                000-23251
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                                                               CUSIP NUMBER
                                                                818793 10 1
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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                         NOTIFICATION OF LATE FILING


(Check One):  [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K   [ ] Form 10-Q
                  and 10-KSB [ ] Form N-SAR

              For Period Ended: DECEMBER 31, 1997
                                -----------------
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:
                                              ---------------------------------


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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.
   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                 VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION


SFORZA ENTERPRISES INC.
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Full Name of Registrant


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Former Name if Applicable


490 EAST PALMETTO PARK ROAD, SUITE 110
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Address of Principal Executive Office (Street and Number)


BOCA RATON, FLORIDA  33432
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City, State and Zip Code


PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]     (c)   The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

THE COMPANY IS UNABLE TO FILE FORM 10-KSB FOR THE FISCAL YEAR DECEMBER 31, 1997 BECAUSE IT REQUIRES ADDITIONAL TIME TO ASSEMBLE INFORMATION FOR INCLUSION IN THE REPORT, AND TO COMPLETE ITS LEGAL AND ACCOUNTING REVIEW.

                                                 (ATTACH EXTRA SHEETS IF NEEDED)

                                                                SEC 1344 (11-91)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

    GERALD J. VISCONTI, JR.                                       561              659-1700
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                   (Name)                                     (Area Code)     (Telephone Number)
                                                          ---------------------------------------------

(2) Have all other periodic reports required under Section 13 or 15(d)
    of the Securities Exchange Act of 1934 or Section 30 of the
    Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file
    such reports) been filed?  If answer is no, identify report(s).            [X]  Yes  [ ] No
                                                                           ----------------------
    ------------------------------------------------------------
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
    subject report or portion thereof?                                         [ ]  Yes  [X] No
                                                                           ----------------------

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



================================================================================


                            Sforza Enterprises, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    MARCH 31, 1998                   By  /s/ Gerald J. Visconti, Jr.
      --------------------------------       ----------------------------------------------------------------
                                                 Gerald J. Visconti, Jr., Vice President, Chief Financial
                                                  Officer, Treasurer and Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                   ATTENTION
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  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                       VIOLATIONS (SEE 18 U.S.C. 1001).
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